Exhibit 10.1

August 10, 2006

[xxxx]
[xxxx]

Dear Matt:

We are pleased to offer you, pending approval by the Board of Directors of Osteologix, inc., a position as the Chief Financial Officer of Osteologix, Inc. (“Osteologix” or the “Company”). The terms of your employment are as follows:

Your start date with the Company will be September 1, 2006 (the “Start Date”). You will perform all duties customarily associated with the position of Chief Financial Officer, and all other job responsibilities reasonably assigned to you, and will report directly to the Chief Executive Officer. As Chief Financial Officer you will have a strong functional relationship and dialogue with the Board of Directors to ensure proper compliance and governance. You shall perform your duties at the Company’s San Francisco, California office.

You will receive a base salary at the rate of $20,833.33 per month (equivalent to an annual salary rate of $250,000), less payroll deductions and required withholdings. As an exempt, salaried employee, you will not be eligible for overtime compensation.

During your employment with Osteologix, you will be eligible to earn an annual bonus of up to thirty-three and one third percent (33 1-3%) of your base salary (the “Bonus”), subject to applicable payroll deductions and withholdings. You will be eligible to earn a Bonus for your 2006 services (prorated based on the number of full months of your employment service during this year) pursuant to the terms and conditions of the Company’s current 2005-2006 Bonus Plan. Thereafter, you will be eligible to receive the Bonus on the terms and conditions of any subsequently adopted Bonus Plan applicable to your position, in effect from time to time; provided that you must remain in active service with the Company through December 31 of each calendar year and through and including the Bonus payment date in order to be eligible to earn a Bonus. The Company, at its sole discretion, based on achievement of annual objectives as well as over all performance, shall determine whether you have earned a Bonus and the amount of the Bonus, if any. Unless otherwise expressly provided in any duly adopted Bonus Plan and except as expressly provided herein, no prorated Bonus may be earned or paid. The Company reserves the right to modify, supersede or terminate the terms of any Bonus Plan at any time, in its sole discretion.

As part of this employment offer, you will be awarded a stock option grant to purchase four hundred thousand (400,000) shares of restricted common stock of the Company (the “Stock Award”), at a strike price equal to the closing per share price the first official day of your employment, or $1.50 per share, if the per share price on the first official day of your employment is less than $1.50 per share, pursuant to the Company’s Equity Incentive Plan, as may be amended from time to time (the “Plan”). The stock shall vest over four years and the Stock Award shall otherwise be subject to the terms of the Plan and a Stock Award Agreement to be issued to you.

As a Company employee, you will also be eligible to participate in all Company benefit plans and programs applicable to similarly situated executive employees of the Company generally, pursuant to the terms, conditions and limitations of those benefit plans and Company policy, including (but not limited to) group medical insurance, paid vacation and sick leave, and paid holidays. You will receive four weeks vacation time.

As an Osteologix employee, you will be required to abide by all Company rules and regulations in effect from time to time, including the Company’s Code of Conduct. You will also be required to sign an acknowledgment that you have read, understand, and will comply with the Company’s Employee Handbook. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to Osteologix any contract you have signed that may restrict your activities on behalf of the Company.

Your employment with Osteologix is at-will, meaning that you may terminate your employment at any time and for any reason whatsoever simply by notifying Osteologix. Likewise, Osteologix may terminate your employment at any time, with or without cause and with or without advance notice. The Company also retains sole discretion to make all other decisions concerning your employment (e.g. position, title, reporting relationship, transfers, job duties and responsibilities, compensation, benefits or any other managerial decisions) with or without cause, and with or without advance notice. This at-will employment relationship cannot be changed except in writing, signed by you and a duly authorized Company officer.

On your first day at Osteologix you will be required to sign the documents listed below.

1. Proprietary Information and Inventions Agreement. Signing this agreement is a condition of our offer of employment, and compliance with this agreement is a condition of continued employment.

2. Employment Eligibility Verification (I-9) Form. In compliance with the Immigration Reform and Control Act of 1986, our offer of employment is subject to satisfactory proof of your identity and right to work in the United States. You will be required to complete the enclosed I-9 form and provide us with original documentation as outlined in Section 2 (copy enclosed) to verify your identity and eligibility for employment in the United States. It is very important that you remember to bring the necessary identification documents on the Start Date.

The employment terms set forth in this Agreement, and the enclosed Proprietary Information and Inventions Agreement, constitute the complete and exclusive statement of the subject matter hereof, and supersede any agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes, if any, expressly reserved to the Company’s discretion in this Agreement, require a written modification signed by you and a duly authorized officer of Osteologix. This offer letter is contingent upon approval from the Osteologix Board of Directors.

If you have any questions, please contact me.

Welcome to Osteologix. We look forward to working with you.

Sincerely,

/s/ Charles Casamento
Charles Casamento
President and Chief Executive Officer
Osteologix, Inc.

Please sign below indicating your acceptance of this offer of employment on the terms set forth above, and return the original to our office in the enclosed self-addressed, stamped envelope.

Matt Loar	/s/ Matt Loar

Name (print)	Signature

August 23, 2006	September 1, 2006

Date Signed	Start Date